EXHIBIT 12



                              KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       12 Months Ended
                                                        Mar. 31, 1994
                                                       (in thousands,
                                                        except ratios)
          Earnings
            Net Income                                   $ 82,081
            Adjustments
             Fixed charges                                 31,952
             Income taxes
             Current Federal                               38,298
             Current State                                  9,938
             Deferred Federal-Net                           1,062
             Deferred State-Net                              (324)
             Deferred investment tax credit-Net              (102)
             Income taxes included in Other Income
               and Deductions
             Current Federal and State                       (409)
             Deferred Federal and State                     1,415
             Amortization of investment tax credit         (4,024)
             Undistributed income of Electric
             Energy, Inc.                                     (24)

             Total Earnings                              $159,863

          Fixed Charges
            Interest on long-term debt                   $ 30,765
            Other interest charges                          1,187

             Total Fixed Charges                         $ 31,952


          Ratio of Earnings to Fixed Charges                 5.00






          Note--Rentals are not material and have not been included in fixed charges.









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